Exhibit 99.1
CEVA, Inc. Reports Second Quarter 2008 Financial Results
58% YoY increase in royalty revenue and 61% YoY increase in net income,
Strategic licensing agreements with leading Asian customers
SAN JOSE, Calif. — July 23, 2008 — CEVA, Inc. [(NASDAQ: CEVA); (LSE: CVA)], a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile handset, consumer electronics and storage applications, today announced its financial results for the quarter ended June 30, 2008.
Total revenue for the second quarter of 2008 was $10.1 million, an increase of 18% compared to $8.5 million reported for the second quarter of 2007. Licensing revenue for the second quarter of 2008 was $6.0 million, an increase of 9% from $5.5 million reported for the second quarter of 2007. Royalty revenue for the second quarter of 2008 was $3.0 million, an increase of 58% from $1.9 million reported for the second quarter of 2007. Revenue from services for the second quarter of 2008 was $1.0 million, compared to $1.1 million reported for the second quarter of 2007.
Net income for the second quarter of 2008 was $0.7 million, compared to $0.4 million for the second quarter of 2007. Diluted net income per share for the second quarter of 2008 was $0.03 per share, compared to diluted net income of $0.02 per share for the second quarter of 2007.
During the second quarter of 2008, the Company concluded eight new license agreements. Seven agreements were for CEVA DSP cores, platforms and software, and one agreement was for CEVA Bluetooth technology. Target applications for customer deployment are LTE modems, 3G data cards, HSDPA handsets, satellite phones, two way radios, wireless connectivity, consumer electronics and gaming consoles. Geographically, seven of the eight deals concluded were in the Asia Pacific region and one was in Europe.
During the quarter, CEVA concluded two strategic licensing agreements with tier 1 OEMs for its DSP cores and platforms. A major, branded Asian OEM signed a comprehensive agreement for the latest CEVA-X DSP cores and platforms for the development of 3G data cards and 4G LTE applications. The second strategic agreement was signed with a major, branded Japanese OEM who extended its use of CEVA’s DSPs to a range of consumer and portable electronics products. These two agreements are illustrative of CEVA’s strategy of partnering with the world’s leading semiconductors and OEMs to power a new range of end market products while maintaining the Company’s traditionally strong presence in the cellular handset market.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “During the second quarter of 2008, CEVA continued to expand its licensing activities and customer base in the handset market with strategic agreements in LTE and 3G data cards. We continue to see the introduction and adoption of new handsets enabled by our technologies which we believe will further contribute to our growth. We also are encouraged by the growing adoption of our technologies beyond cellular to wireless and consumer electronics applications.”
Yaniv Arieli, Chief Financial Officer of CEVA, stated: “During the first half of 2008, CEVA achieved strong financial performance as compared to prior years. CEVA achieved an increase of 24% in revenue for the first six months of 2008 as compared to the same period in 2007, as well as a significant increase of 1400% in fully diluted EPS when comparing the same periods. The results for the first half of 2008 include a capital gain of $7.7 million, net of taxes, associated with CEVA’s divestment of its equity interest in GloNov Inc. and a restructuring expense of $3.5 million associated with the termination of the Harcourt lease. We believe our strong pipeline of licensing deals and royalty revenue derived from the introduction of new CEVA-powered devices are indicative of our continued growth. During the second quarter of 2008, we generated positive cash flow of approximately $1.0 million, after taking into account $1.7 million of tax payments paid during the second quarter of 2008 associated with the capital gain from our equity divestment of GloNav Inc to NXP Semiconductors. As of June 30, 2008, CEVA’s cash balances and marketable securities were $86.5 million and quarterly DSO levels were at 53 days.”
CEVA Conference Call
On July 23, 2008 CEVA, management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30 p.m. London time, to discuss the operating performance for the quarter.
The conference call will be available via the following dial-in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA)

•	UK/Rest of World: Dial +44-800-032-3836 (Access Code: CEVA)
The conference call will also be available live via the Internet at the following link:
http://www.videonewswire.com/event.asp?id=49604. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
For those who cannot access the live broadcast, a replay will be available by dialing 1-800-642-1687 (passcode: 54500819) for US domestic callers and +44-800-917-2646 (passcode: 54500819) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on July 30, 2008. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli, CFO	Richard Kingston
CEVA, Inc.	CEVA, Inc.
Tel: +1.408.514.2941	Tel: +1.408.514.2976
Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com
About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile, consumer electronics and storage applications. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2007, CEVA’s IP was shipped in over 225 million devices. For more information, visit www.ceva-dsp.com
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including Mr. Wertheizer’s statement that the introduction and adoption of new handsets enabled by CEVA’s technologies will contribute to CEVA’s growth and that the company is encouraged by the growing adoption of its technologies beyond cellular to wireless and consumer electronics applications and, as well as Mr. Arieli’s statement that the company believes its strong pipeline of licensing deals and royalty revenue derived from the introduction of new CEVA-powered devices are indicative of its continued growth. The risks, uncertainties and assumptions include: the ability of CEVA’s DSP cores and other technologies to continue to be strong growth drivers for the Company, including adapting to changes in the cellular handset market and expanding into wireless and consumer electronics markets; the effect of intense competition within our industry; the possibility that the market for our technology may not develop as expected; the possibility that our customers’ products incorporating our technologies do not succeed as expected; our ability to timely and successfully develop and introduce new technologies; our reliance on revenue derived from a limited number of licensees; our ability to continue to improve our license and royalty revenue in future periods and other risks relating to our business, including, but not limited to, those that are described from time to time in CEVA’s Securities and Exchange Commission filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues:
Licensing	$6,026	$5,534	$11,114	$10,173
Royalties	3,038	1,918	6,771	3,875
Other revenues	1,019	1,063	2,265	2,193

Total revenues	10,083	8,515	20,150	16,241

Cost of revenues	1,268	918	2,438	1,925

Gross profit	8,815	7,597	17,712	14,316

Operating expenses:
Research and development, net	5,235	4,610	10,355	9,310
Sales and marketing	1,806	1,619	3,579	3,174
General and administrative	1,696	1,373	3,286	2,619
Amortization of intangible assets	20	41	41	83
Reorganization expense	—	—	3,537	—

Total operating expenses	8,757	7,643	20,798	15,186

Operating income (loss)	58	(46)	(3,086)	(870)
Interest and other income, net	546	626	12,223	1,450

Income before taxes on income	604	580	9,137	580
Taxes on income	(87)	150	2,935	150

Net income	691	430	6,202	430

Basic net income per share	$0.03	$0.02	$0.31	$0.02

Diluted net income per share	$0.03	$0.02	$0.30	$0.02
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	20,140	19,473	20,118	19,450
Diluted	20,804	19,776	20,764	19,702

Unaudited Reconciliation of Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended		Six months ended
	June 30		June 30
	2008	2007	2008	2007
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	691	430	6,202	430
Equity-based compensation expense included in cost of revenue	27	18	55	36
Equity based compensation expense included in research and development expenses	265	216	532	412
Equity based compensation expense included in sales and marketing expenses	142	92	237	174
Equity based compensation expense included in general and administrative expenses	285	186	473	362
Reorganization expense (1)	—	—	3,537	—
Other income (2)	(24)	—	(10,889)	—
Taxes on income (2)	91	—	3,196	—

Total reconciliation	1,477	942	3,343	1,414

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	20,804	19,776	20,764	19,702

Weighted-average number of shares related to outstanding options	169	165	169	160

Weighted-average number of Common Stock used in computation of diluted net income per share, excluding equity-based compensation expense; reorganization expense, net; capital gains associated with the divestment CEVA’s equity investment in GloNav Inc, net; and disposal of an investment (in thousands)	20,973	19,941	20,933	19,862

GAAP diluted net income per share	$0.03	$0.02	$0.30	$0.02
Equity-based compensation expense	$0.04	$0.03	$0.06	$0.05
Reorganization expense (1)	—	—	$0.17	—
Other income (2)	$0.00	—	$(0.52)	—
Taxes on income (2)	$0.00	—	$0.15	—

Total reconciliation	$0.07	$0.05	$0.16	$0.07

(1)	Results for the six months ended June 30, 2008 included a reorganization expense of $3.5 million related to the termination of the long-term Harcourt lease property in Ireland.

(2)
Results for the six months ended June 30, 2008 included a capital gain of $10.87 million reported in interest and other income, net, and the applicable tax expense of $3.2 million reported in taxes on income, related to the divestment of CEVA’s equity interest in GloNov Inc. to NXP Semiconductors. Results for the second quarter and six months ended June 30, 2008 included a gain of $0.02 million reported in interest and other income, net, related to the disposal of an investment.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	June 30,	December 31,
	2008	2007
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$43,093	$40,697
Marketable securities and bank deposits	43,382	35,678
Trade receivables, net	5,884	2,502
Deferred tax assets	1,336	861
Prepaid expenses	1,616	904
Investment	—	4,233
Other current assets	1,939	2,391

Total current assets	97,250	87,266

Long-term investments:
Severance pay fund	3,859	3,091
Deferred tax assets	807	455
Property and equipment, net	1,630	1,626
Goodwill	36,498	36,498
Other intangible assets, net	12	53

Total assets	$140,056	$128,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$713	$455
Accrued expenses and other payables	8,827	8,452
Taxes payable	1,815	320
Deferred revenues	2,110	727

Total current liabilities	13,465	9,954

Accrued severance pay	4,063	3,141
Accrued liabilities	—	1,506

Total liabilities	17,528	14,601

Stockholders’ equity:
Common Stock:	20	20
Additional paid in-capital	151,846	149,772
Other comprehensive income (loss)	(129)	7
Accumulated deficit	(29,209)	(35,411)

Total stockholders’ equity	122,528	114,388

Total liabilities and stockholders’ equity	$140,056	$128,989